Exhibit 99.1

NEWS RELEASE
FOR INFORMATION, CONTACT:

Glimcher Realty Trust	Lisa A. Indest
180 East Broad Street	Vice President, Finance and Accounting
Columbus, Ohio 43215	614.887.5844
www.glimcher.com	lindest@glimcher.com

FOR IMMEDIATE RELEASE
Thursday, February 5, 2009

GLIMCHER ANNOUNCES MORTGAGE FINANCING FOR GRAND CENTRAL MALL
--Financing on Polaris Lifestyle Center expected to close during the First Quarter of 2009--

COLUMBUS, Ohio—February 5, 2009—Glimcher Realty Trust (NYSE: GRT) announced that it recently closed on a $25 million mortgage loan on Grand Central Mall located in Vienna, West Virginia.   For a period of up to six months after the initial funding, the loan amount can be increased up to $47 million through additional commitments from lenders.    The $25 million of funds were applied to the repayment of the existing $46 million loan on the mall with the balance of the existing mortgage paid using funds from the company’s line of credit.  The new loan has a term of five years comprised of an initial three-year maturity with two, one-year extension options.  The loan is 50% recourse with a floating interest rate of LIBOR plus 3.50% per annum with an interest rate floor of 5.50% per annum.

Shortly after closing on the new loan, the company sold an outparcel at Grand Central Mall for approximately $5 million. The proceeds from this sale were used to repay outstanding borrowings on the company’s line of credit.  The company also announced that it expects to close during the first quarter of 2009 on a $24 million mortgage loan financing of the company’s recently completed lifestyle addition at Polaris Fashion Place (“Polaris”) in Columbus, Ohio.  Proceeds from the Polaris financing will be used to repay outstanding borrowings on the company’s line of credit.

About Glimcher Realty Trust

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of regional and super-regional malls.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.”  Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT-F” and “GRT-G,” respectively.  Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market.

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, to changes in political, economic or market conditions generally and the real estate and capital markets specifically; impact of increased competition; availability of capital and financing;  tenant or joint venture partner(s) bankruptcies;  failure to increase mall store occupancy and same-mall operating income;  rejection of leases by tenants in bankruptcy; financing and development risks; construction and lease-up delay; cost overruns; the level and volatility of interest rate; the rate of revenue increases as compared to expense increases; the financial stability of tenants within the retail industry; the failure of the Company to make additional investments in regional mall properties and to redevelop properties; failure to complete proposed or anticipated acquisitions; the failure to sell properties as anticipated and to obtain estimated sale prices;  the failure to upgrade our tenant mix; restrictions in current financing arrangements;  the failure to fully recover tenant obligations for common area maintenance; insurance, taxes and other property expense; the impact of changes to tax legislation and, generally, our tax position; the failure of the Company to qualify as a real estate investment trust; the failure to refinance debt at favorable terms and conditions; an increase in impairment charges with respect to other properties as well as impairment charges with respect to properties for which there has been a prior impairment charge; loss of key personnel; material changes in the Company’s dividend rates on its securities or the ability to pay its dividend on its common shares or other securities; possible restrictions on our ability to operate or dispose of any partially-owned properties; failure to achieve earnings/funds from operations targets or estimates; conflicts of interest with existing joint venture partners; changes in generally accepted accounting principles or interpretations thereof; terrorist activities and international hostilities, which may adversely affect the general economy, domestic and global financial and capital markets, specific industries and us; the unfavorable resolution of legal proceedings; the impact of future acquisitions and divestitures; significant costs related to environmental issues, bankruptcies of lending institutions within the Company’s construction loans and corporate credit facility as well as other risks listed from time to time in this news release and in the Company’s other reports and statements filed with the Securities and Exchange Commission.

Visit Glimcher at: www.glimcher.com